Exhibit 3(a)

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

CLASS A PREFERRED STOCK, SERIES H

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), at a meeting duly convened and held on January 24, 2016, at which a quorum was present and acting throughout:

WHEREAS resolutions were adopted by the Securities Committee of the Board of Directors, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on December 30, 2008, providing for and authorizing the issuance of 50,000 shares Class A Preferred Stock, Series H;

RESOLVED that none of the authorized shares of the Class A Preferred Stock, Series H are outstanding and none will be issued subject to the Certificate of Designations previously filed on December 30, 2008 with the Secretary of State of the State of Delaware with respect to such series.

RESOLVED that the Chief Executive Officer, the President, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Secretary and any Assistant Secretary are hereby authorized to execute, acknowledge, and file such instruments and documents as they, or any of them, may deem necessary or advisable to eliminate from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in said Certificate of Designations with respect to the Class A Preferred Stock, Series H.

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Anthony R. Augliera, its Senior Vice President and Secretary, and attested by Jeannine E. Zahn, its Assistant Secretary, this 26th day of January, 2017.

WELLS FARGO & COMPANY

By	/s/ Anthony R. Augliera
Senior Vice President and Secretary

ATTEST:

/s/ Jeannine E. Zahn
Assistant Secretary

[As filed with the Delaware Secretary of State on January 26, 2017.]